UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	March 29, 2006

INTERPOOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

           On March 29, 2006, Interpool, Inc. (the “Company”) and its wholly owned container leasing subsidiary, Interpool Containers Limited (“ICL”), completed the sale of approximately 273,200 standard dry marine cargo containers, together with an assignment of all rights of ICL under existing leases for these containers with the Company’s customers, to P & R Equipment and Finance Corp., a newly formed subsidiary of an investor group based in Switzerland (the “Purchaser”), pursuant to a Sale Agreement dated March 14, 2006 (the “Sale Agreement”). Although the sale was completed on March 29, 2006, the Sale Agreement stipulates that the Purchaser will be entitled to the net operating income attributable to the sold containers from and after April 1, 2006. The aggregate cash purchase price paid by the Purchaser was approximately $515.9 million. The containers sold represent approximately 74% of the standard dry marine cargo containers owned by ICL at December 31, 2005 that were in the Company’s operating lease fleet, including most of the containers managed for the Company by its 50% subsidiary Container Applications International, Inc. (“CAI”). The sale did not include containers subject to existing direct financing leases with customers.

           As previously disclosed, in connection with the Sale Agreement, both the Company and CAI entered into management agreements with the Purchaser (the “Management Agreements”) under which CAI agreed to perform management services on behalf of the Purchaser with respect to the containers sold, including billing, collecting, lease renewal, operations and disposition activities, in consideration of a management fee equal to 4% of the net operating income attributable to containers under long-term operating leases, and 9% of the net operating income attributable to containers under short-term operating leases. The Management Agreements designate ICL to serve as sub-manager of the containers currently under long-term lease for such period of time as the Company may elect, up to the respective dates when the containers are returned by their current lessees. During that period, ICL will be entitled to receive the management fees described above. The duration of the Management Agreements will be ten years from the closing date, subject to extension for up to two additional years at the Purchaser’s option. The Company’s existing agreements with CAI are being modified to reflect these new arrangements.

          The Sale Agreement and Management Agreements do not restrict the Company from engaging in any business in the future or from acquiring containers for lease to customers.

          The Sale Agreement does not contain any provision that would require the Company to repurchase the containers from the Purchaser based upon the occurrence of future events.

          Through April 3, 2006, the Company has used a total of approximately $462.4 million of the proceeds from the sale of these containers to reduce indebtedness, primarily borrowings by ICL under two new credit facilities that were established in December 2005. This amount includes indebtedness required by its terms to be repaid as a result of the sale and additional indebtedness being repaid at the Company’s option. The remaining proceeds from the sale of the containers may be used to repay additional indebtedness, for equipment acquisitions and for other general corporate purposes.

          As a result of the consummation of these transactions, the Company expects to report a gain on the sale of these containers to the Purchaser during the quarter ended March 31, 2006. The after-tax amount of this gain is expected to be approximately $61 million, subject to closing adjustments and final accounting review. Effective April 1, 2006, the Company is no longer recording leasing revenue relating to the containers sold to the Purchaser, but the Company or CAI will instead record management fee revenue relating to the sold containers under the Management Agreements.

          Pro forma financial information relating to these transactions is attached as Exhibit 99.1 to this Report. A copy of the Company’s March 31, 2006 press release regarding the consummation of these transactions is attached as Exhibit 99.2 to this Report.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired: Not applicable

(b)	Pro forma financial information:

Unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005, and the notes related thereto

(c)	Exhibits:	99.1	Unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005, and the notes related thereto

99.2	Press Release dated March 31, 2006

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /s/ James F. Walsh Name: James F. Walsh Title: Executive Vice President and Chief Financial Officer

Dated: April 4, 2006

INTERPOOL, INC.
EXHIBIT INDEX TO FORM 8-K

99.1	Unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005, and the notes related thereto

99.2	Press Release dated March 31, 2006